Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-213861 on Post-Effective Amendment No. 1 to Form F-3 of our report dated 24 February 2016, relating to the 2015 and 2014 consolidated financial statements (before retrospective adjustments to the financial statement disclosures discussed in Note 46 to the consolidated financial statements) of Santander UK plc and subsidiaries (not incorporated by reference herein) (which report expresses an unqualified opinion and includes an explanatory paragraph outlining that Deloitte LLP were not engaged to audit, review, or apply any procedures to the adjustments to retrospectively apply the changes in accounting discussed in Note 46 to the consolidated financial statements and, accordingly, did not express an opinion or any other form of assurance about whether such retrospective adjustments are appropriate and were properly applied), and to reference to us under the heading “Selected Financial Data” appearing in the Annual Report on Form 20-F of Santander UK plc for the year ended 31 December 2016.

We also consent to the reference to us under the heading “Experts” in the Prospectus which is part of such registration statement.

/s/ Deloitte LLP

DELOITTE LLP

London, United Kingdom

26 October 2017